EXHIBIT 99.2

Aspen Aerogels Appoints Stacy Nieuwoudt to Board of Directors

NORTHBOROUGH, Mass., Nov. 05, 2026 (GLOBE NEWSWIRE) -- Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the "Company"), a technology leader in sustainability and electrification solutions, today announced the appointment of Stacy Nieuwoudt to its Board of Directors, effective November 4, 2026. Ms. Nieuwoudt will serve as a member of the Board’s Audit Committee and Compensation & Leadership Development Committee.

Ms. Nieuwoudt has been a private investor since 2019. Previously, she served as a Senior Energy and Industrials Analyst at Aptigon Capital, a Citadel Company, from 2017 to 2019, and as an Energy Equities Analyst at Surveyor Capital, also a Citadel Company, from September 2010 to November 2017.

Ms. Nieuwoudt currently serves on the Board of Directors of ProFrac Holding Corp. (NASDAQ: ACDC), which she joined in May 2022, where she chairs the Compensation Committee and serves as a member of the Audit Committee. Her previous public company board experience includes serving as a director of enCore Energy Corp. (NASDAQ: EU) from October 2024 to September 2025, where she served on the Audit and Compensation Committees, and as a director of Independence Contract Drilling from January 2021 to August 2024, where she chaired both the Audit and Nominating & Governance Committees and served on the Compensation Committee. Ms. Nieuwoudt holds a B.A. from Rice University.

“We are pleased to welcome Stacy to Aspen’s Board of Directors,” said Don Young, President and Chief Executive Officer of the Company. “Stacy combines deep energy industry expertise with an asset management background built at Citadel, where she spent nearly a decade evaluating energy and industrial companies. That investor perspective, together with her experience leading audit and compensation committees at other public companies, will make her a valuable addition to Aspen. I, along with my fellow directors, look forward to the insight she will bring.”

“I am pleased to join Aspen as the Company works to broaden the reach of its aerogel technology across customers and end markets,” said Ms. Nieuwoudt. “I look forward to working closely with Don, the Board and the management team to help Aspen execute its strategy and deliver long-term value for shareholders.”

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Investor Relations Contacts:
Neal Baranosky
Phone: (508) 691-1111 x 8
nbaranosky@aerogel.com

Georg Venturatos / Patrick Hall
Gateway Group
Phone: (949) 574-3860
ASPN@gateway-grp.com